                           File No. 70-9417



SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549



POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM U-1



APPLICATION/DECLARATION

UNDER

THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935




NEW ENGLAND ELECTRIC SYSTEM
METROWEST REALTY LLC

(Name of companies filing this statement)



25 Research Drive
Westborough, Massachusetts 01582

(Address of principal executive offices)




NEW ENGLAND ELECTRIC SYSTEM

(Name of top registered holding company parent of applicant)




John G. Cochrane     Kirk L. Ramsauer
Treasurer          Deputy General Counsel
25 Research Drive     25 Research Drive
Westborough, MA 01582     Westborough, MA 01582

(Names and addresses of agents for service)
         Form U-1 Application/Declaration dated November 4, 1998 (Commission's
File No. 70-9417), as amended, was declared effective by Order of the Commission dated January 27, 1999 (HCAR No. 26969). The
Application/Declaration is hereby further amended by adding Metrowest Realty LLC as an applicant with its principal executive offices at 25 Research Drive, Westborough, Massachusetts 01582, and by adding the following:

Item 1, Description of Proposed Transactions in Post Effective Amendment No. 1 is amended by adding the following:

     Metrowest Realty LLC is a Delaware limited liability company formed under the laws of the State of Delaware on December 18, 1998.

     The initial capitalization of the Property Companies (including Metrowest) will not exceed, in the aggregate, $50 million in any combination of debt and/or equity.

Item 2.  Fees, Commissions and Expenses is amended by adding the following:

     There are no additional fees or commissions to be paid in connection with the transactions proposed in Post Effective Amendment No. 1.


Item 3.  Applicable Statutory Provisions is amended by adding the following:

     The continuation of lease of the service building and the headquarters complex to affiliates of the Property Company is subject to Section 12(f).

      SIGNATURE
---------

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Post-Effective Amendment No. 2 to Form U-1 Application/Declaration (Commission's File No. 70-9417) to be signed on its behalf, as indicated by the undersigned officer thereunto duly authorized.


     NEW ENGLAND ELECTRIC SYSTEM


        s/ John G. Cochrane
     By
       John G. Cochrane
       Treasurer


     METROWEST REALTY LLC


        s/ John G. Cochrane
     By
       John G. Cochrane
       Treasurer

Date:  August 6, 1999



The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.